Exhibit (j)(5)

CONSENT OF ERNST & YOUNG LLP,

INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the reference to our firm under the captions “Financial Highlights” in the Prospectuses and “Independent Registered Public Accounting Firms” and “Financial Statements” in the Statement of Additional Information of the Robeco Investment Funds and to the incorporation by reference in this Registration Statement (Form N-1A)(Post-Effective Amendment No. 124 to File No. 33-20827; Amendment No. 126 to File No. 811-5518) of The RBB Fund, Inc. of our report dated October 26, 2007, included in the 2007 Annual Report to shareholders.

ERNST & YOUNG LLP

Philadelphia, Pennsylvania

December 28, 2007